Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
JACKSONVILLE BANCORP, INC.

Effective as of November 16, 2010

ARTICLE I
NAME

The name of the corporation (the “Corporation”) is: Jacksonville Bancorp, Inc. The principal place of business and mailing address of the Corporation shall be 100 North Laura Street, Jacksonville, Florida 32202, or at such other place within the State of Florida as the Board of Directors may designate.

ARTICLE II
TERM OF EXISTENCE

The Corporation shall have perpetual duration and existence.

ARTICLE III
OBJECTS AND POWERS

The nature of the Corporation’s business, and its objects, purposes and powers are as follows:

(1)           to purchase or otherwise acquire, to own and to hold the stock of banks and other corporations, and to do every act and thing covered generally by the denominations “holding corporation,” “bank holding company,” and “financial holding company,” and especially to direct the operations of other entities through the ownership of stock or other interests therein;

(2)           to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge, hypothecate or otherwise transfer or dispose of stock, scrip, warrants, rights, bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of any state, or any bonds or evidences of indebtedness of the United States or any state, district, territory, dependency or county or subdivision or municipality thereof, and to issue and exchange therefor cash, capital stock, bonds, notes or other securities, evidences of indebtedness or obligations of the Corporation and while the owner thereof to exercise all rights, powers and privileges of ownership, including the right to vote on any shares of stock, voting trust certificates or other instruments so owned; and

(3)           to transact any business, to engage in any lawful act or activity and to exercise all powers permitted to corporations by the Florida Business Corporation Act (the “FBCA”).

The enumeration herein of the objects and purposes of the Corporation shall not be deemed to exclude or in any way limit by inference any powers, objects or purposes that the Corporation is empowered to exercise, whether expressly, by purpose or by any of the laws of the State of Florida or any reasonable construction of such laws.

ARTICLE IV
CAPITAL STOCK

4.01        General. The total number of shares of all classes of capital stock of the Corporation (“Shares”) that the Corporation shall have the authority to issue is 50 million, consisting of the following classes:

 (1)           40 million Shares of common stock, $0.01 par value per share (“Common Stock”); and

 (2)           10 million Shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

4.02        Preferred Stock. Shares of Preferred Stock may be issued for any purpose and in any manner permitted by law, in one or more distinctly designated series, as a dividend or for such consideration as the Board of Directors may determine by resolution or resolutions from time to time adopted.

The Board of Directors is expressly authorized to fix and determine, by resolution or resolutions from time to time adopted prior to the issuance of any Shares of a particular series of Preferred Stock, the designations, voting powers (if any), preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

 (1)           the distinctive designation and number of Shares of Preferred Stock that shall constitute a series, which number may from time to time be increased or decreased (but not below the number of Shares of such series then outstanding), by like action of the Board of Directors;

 (2)           the rate or rates and times at which dividends, if any, shall be paid on each series of Preferred Stock, whether such dividends shall be cumulative or non-cumulative, the extent of the preference, subordination or other relationship to dividends declared or paid, or any other amounts paid or distributed upon, or in respect of, any other class or series of Preferred Stock or other Shares;

 (3)           redemption provisions, if any, including whether or not Shares of any series may be redeemed by the Corporation or by the holders of such series of Preferred Stock, or by either, and if redeemable, the redemption price or prices, redemption rate or rates, and such adjustments to such redemption price(s) or rate(s) as may be determined, the manner and time or times at which, and the terms and conditions upon which, Shares of such series may be redeemed;

 (4)           conversion, exchange, purchase or other privileges, if any, to acquire Shares or other securities of any class or series, whether at the option of the Corporation or of the holder, and if subject to conversion, exchange, purchase or similar privileges, the conversion, exchange or purchase prices or rates and such adjustments thereto as may be determined, the manner and time or times at which such privileges may be exercised, and the terms and conditions of such conversion, exchange, purchase or other privileges;

 (5)           the rights, including the amount or amounts, if any, of preferential or other payments or distributions to which holders of Shares of any series are entitled upon the dissolution, winding-up, voluntary or involuntary liquidation, distribution, or sale or lease of all or substantially all of the assets of the Corporation; and

 (6)           the terms of the sinking fund, retirement, redemption or purchase account, if any, to be provided for such series and the priority, if any, to which any funds or payments allocated therefor shall have over the payment of dividends, or over sinking fund, retirement, redemption, purchase account or other payments on, or distributions in respect of, other series of Preferred Stock or Shares of other classes.

All Shares of the same series of Preferred Stock shall be identical in all respects, except there may be different dates from which dividends, if any, thereon may accumulate, if made cumulative.

4.03        Dividends. Dividends upon all classes and series of Shares shall be payable only when, as and if declared by the Board of Directors from funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s capital surplus. Dividends upon any class or series of Shares may be paid in cash, property, or Shares of any class or series or other securities or evidences of indebtedness of the Corporation or any other issuer, as may be determined by resolution or resolutions of the Board of Directors.

4.04        Rights, Warrants, Options, etc. The Board of Directors is expressly authorized to create and issue, by resolutions adopted from time to time, rights, warrants or options entitling the holders thereof to purchase Shares of any kind, class or series, whether or not in connection with the issuance and sale of any Shares, or other securities or indebtedness. The Board of Directors also is authorized expressly to determine the terms, including, without limitation, the time or times within which and the price or prices at which Shares may be purchased upon the exercise of any such right or option. The Board of Directors’ judgment shall be conclusive as to the adequacy of the consideration received for any such rights or options.

4.05        No Preemptive Rights. No holder of any Shares of any kind, class or series shall have, as a matter of right, any preemptive or preferential right to subscribe for, purchase or receive any Shares of any kind, class or series or any Corporation securities or obligations.

ARTICLE V
REGISTERED AGENT

The name of the Corporation’s registered agent is RAX CO. and the address of the registered agent’s office is 50 North Laura Street, Suite 3300, Jacksonville, Florida 32202.

ARTICLE VI
BOARD OF DIRECTORS

6.01        Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, each of whose members shall have the qualifications, if any, set forth in the Bylaws. The number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) that shall constitute the Board of Directors shall be between 3 and 15, with the exact number determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies.

6.02        Classification; Vacancies. The Board of Directors shall be divided into three classes, designated Classes I, II and III, as nearly equal in number as the then total number of directors constituting the Board of Directors permits, with the term of office of one class expiring each year. At the annual meeting of shareholders when the Board of Directors is first classified, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by majority vote, although less than a quorum, or, if no directors remain, by the affirmative vote of not less than a majority of the Shares entitled to vote in the election of directors generally, and any directors so chosen shall hold office until the next election of the classes of the directors they have replaced and until their successors have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders and vacancies created with respect to any directorship of the directors so elected shall be filled in the manner specified by such series of Preferred Stock. Subject to the foregoing, at each annual meeting of shareholders, the successors to the class of directors whose term is then expiring shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors have been elected and qualified.

6.03        Nominations. In addition to the right of the Board of Directors to make nominations for the election of directors, nominations for the election of directors may be made by any shareholder entitled to vote in the election of directors generally if that shareholder complies with all of the provisions of this Section 6.03.

 (1)           Advance notice of such proposed nomination shall be received by the Secretary of the Corporation (i) with respect to an election of directors to be held at an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary of the last annual meeting of Corporation shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that the Corporation mails or otherwise gives notice of the date of such meeting) and (ii) with respect to an election to be held at a special meeting called for that purpose, not later than the close of the tenth day following the date on which notice of the meeting was first mailed to shareholders.

 (2)           Each notice under Section 6.03(1) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee during the past five years; (iii) the number of Shares that are “beneficially owned” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13d-3 thereunder) by each such nominee; (iv) the particular experience, qualifications, attributes or skills that qualify each such nominee to serve as a director of the Corporation; (v) whether each such nominee has ever been at any time a director, officer or beneficial owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any person and if so a description thereof; (vi) any directorships or similar positions held by such nominee in the last five years in any person with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; (vii) whether, in the last 10 years, each such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental, regulatory or self-regulatory entity, concerning any violation of federal, state or other law, or any administrative proceeding or proceeding in bankruptcy, in order to evaluate the ability or integrity of the nominee; (viii) the name and address of the nominator and the number of Shares held by the nominator, and a written confirmation that the nominator is and will remain a shareholder of the Corporation through the meeting; (ix) a representation that the nominator intends to appear in person or by proxy at the meeting to make such nomination; (x) full disclosure of the existence and terms of all agreements and understandings between the nominator or any other person and the nominee with respect to the nominee’s nomination, or possible election and service to the Board of Directors, or a confirmation that there are no such arrangements or understandings; (xi) the written consent of each such nominee to serve as a director if elected; and (xii) any other information reasonably requested by the Corporation.

 (3)           The nomination made by a shareholder may only be made in a meeting of the shareholders of the Corporation called for the election of directors at which such shareholder is present in person or by proxy, and can only be made by a shareholder who has therefore complied with the notice provisions of Sections 6.03(1) and (2). The foregoing provisions are not intended to and shall not limit the responsibilities of any nominator or nominees, or the responsibilities of their respective affiliates (as defined in Rule 144 under the Securities Act of 1933, as amended) or associates (as defined in Rule 14a-1 under the Exchange Act) under applicable law, including, without limitation, federal and state securities laws.

 (4)           The chairman of the shareholders’ meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. The Board of Directors, or an appropriate committee thereof, shall evaluate any proper nomination and may, in its discretion, make a recommendation thereon to the shareholders.

6.04        Removal. Directors may be removed with or without cause upon the affirmative vote of a majority of the votes entitled to vote in the election of directors generally.

ARTICLE VII
PROVISIONS RELATING TO BUSINESS COMBINATIONS

7.01        Affiliated Transactions. The Corporation expressly elects not to be governed by Section 607.0901 of the FBCA or any successor statute.

7.02        Control-Share Acquisitions. The Corporation expressly elects that Section 607.0902 of the FBCA shall not apply to “control-share acquisitions” of shares of the Corporation before the “control-share acquisition” (as such term is defined in such Section 607.0902(2)).

ARTICLE VIII
SPECIAL PROVISIONS

In furtherance and not in limitation of the powers conferred by law, the following provisions for regulation of the Corporation, its directors and shareholders are hereby established:

8.01        Bylaws. The Board of Directors is authorized and empowered, upon the affirmative vote of a majority of the directors of the Corporation, to amend, alter, change or repeal any and all of the Corporation’s Bylaws and to adopt new Bylaws. The shareholders may also amend the Bylaws by the affirmative vote of a majority of the votes entitled to vote on such amendment.

8.02        Shareholder Action. Any action required or permitted by these Amended and Restated Articles of Incorporation or the FBCA to be taken at an annual or special meeting of shareholders may be taken at a duly called meeting of shareholders, or by written consent of the shareholders.

8.03        Shareholder Requests for Special Meetings. The Corporation shall hold a special meeting of shareholders on a proposed issue or issues at the request of shareholders only upon the receipt from the holders of 10% of all the votes entitled to be cast on the proposed issue or issues of signed, dated written demands for the meeting describing the purpose for which it is to be held.

ARTICLE IX
SHAREHOLDER PROPOSALS

9.01        Proposals. In addition to the right of the Board of Directors to submit proposals for a shareholder vote, proposals for a shareholder vote may be made in connection with any meeting of Corporation shareholders by any holder of Shares entitled to vote generally in the election of directors (a “Proponent”) if such Proponent complies with all of the provisions of this Section 9.01.

 (1)           Advance notice of such proposal shall be received by the Secretary of the Corporation (i) with respect to an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary of the last annual meeting of Corporation shareholders (or, if the date of the annual meeting is changed by more that 20 days from such anniversary date, within 10 days after the date that the Corporation mails or otherwise gives notice of the date of such meeting) and (ii) with respect to a special meeting, not later than the close of the tenth day following the date on which notice of the meeting was first mailed to shareholders.

 (2)           Each notice under Section 9.01(1) shall set forth (i) the names and business addresses of the Proponent and all persons acting in concert with the Proponent, (ii) the name and address of the Proponent and persons identified in clause (i), as they appear on the Corporation’s books (if they so appear); (iii) the class and number of Shares entitled to be voted on the proposal that are beneficially owned by the Proponent and the persons identified in clause (i); (iv) a description of the proposal containing all material information relating thereto; and (v) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and shareholders of the Corporation to consider the proposal.

 (3)           The proposal made by a shareholder may only be made in a meeting of the shareholders of the Corporation at which such shareholder is present in person or by proxy, and can only be made by a shareholder who has complied with the notice provisions of Sections 9.01(1) and (2), and is subject further to compliance with all applicable laws, including, without limitation, federal and state securities laws.

 (4)           The Chairman of the shareholders’ meeting may, if the facts warrant, determine and declare to the meeting that a proposal was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective proposal shall be disregarded.

ARTICLE X
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute or these Articles, and all rights conferred upon shareholders herein are granted subject to this reservation. These Amended and Restated Articles of Incorporation may be amended as provided by law.